Exhibit 99.1

[graphic omitted]

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION:                     MEDIA CONTACT:
Peter Wiederspan                          Penny Thomas
Vice President, Finance and Investor      Senior Manager, Corporate
  Relations                               Communications
(360) 493-6165                            (360) 493-6724
investor_relations@illuminet.com          media_relations@illuminet.com



             Illuminet Surpasses First Quarter 2001 Expectations
                 ~ Net Income rises 23% on 29% Revenue growth
                 ~ EPS Exceeds First Call Consensus Estimates

OLYMPIA, Wash--April 25, 2001 - Illuminet Holdings, Inc. (Nasdaq:ILUM), a leading provider of advanced nationwide signaling and intelligent network services to telecommunications carriers, today announced financial results for its first quarter ended March 31, 2001. Both revenue and net income were at the top end of guidance that was revised upward on April 5, 2001.

Revenue for the quarter increased 29% to $44.5 million, compared to $34.5 million in the first quarter of 2000. Net income increased 23% to $9.0 million or $0.27 per diluted share, compared to $7.3 million or $0.21 per diluted share in the first quarter of 2000, which was adjusted to include the transaction with NTC. This was ahead of First Call consensus expectations of $0.25.

"These results - during an uncertain economy - speak to the strength of our business model, breadth of our customer base, and diversity of our services." said Roger Moore, president and CEO of Illuminet Holdings. "Illuminet generates strong recurring revenues because our services are fundamental to the success of our customers. Our IS-41 wireless messaging service is just a single example of how our services are essential to carriers yet transparent to consumers. This service covers carriers' networks serving 58% of all domestic wireless consumers and generates revenue for Illuminet each time a subscriber roams off of those networks."

Growth in the quarter was driven by increased demand for the company's core business of Network Services from a diverse base of well-established customers. These services include wireless roaming and intelligent network services. The company's local number portability business increased 40% sequentially over the fourth quarter of 2000, while its IS-41 wireless messaging business grew 27% over the same period.

Moore continued, "Certain segments of the telecommunications industry are experiencing challenges. We are sensitive to these pressures on the industry and have factored these issues into our model and continue to expect our revenues to grow by 20% year-over-year for the full year, with operating income margins to remain solid at approximately 30%. For the second quarter of 2001, we expect revenues to be in the range of $44 to $46 million. We also remain comfortable with second quarter First Call consensus of $0.26 per diluted share and expect our net income to grow by 10% year-over-year for the full year, which reflects our increased capital investment to develop and turn up new service offerings for future growth."

FIRST QUARTER REVENUE HIGHLIGHTS
The company's core business of Network Services increased 30% to $42.9 million during the first quarter of 2001, compared to $32.9 million in the first quarter of 2000. Within Network Services, Network Connectivity increased 21% to $14.9 million in the quarter, compared to $12.3 million in the first quarter of 2000. Intelligent Network Services contributed $18.8 million to revenue in the first quarter of 2001, compared to $13.3 million in the first quarter of 2000, an increase of 42%. Wireless Services revenue increased 26% to $9.2 million in the quarter, compared to $7.3 million in the first quarter of 2000. Wireless Services revenues include wireless roaming and prepaid services.

FIRST QUARTER EXPENSES HIGHLIGHTS
Carrier costs in the first quarter were $8.0 million or 18% of revenue, compared to $6.5 million or 19% of revenue in the first quarter of 2000. This increase in carrier costs relates to our growth in network connectivity revenue. Operating expense in the most recent quarter was $12.0 million or 27% of revenue compared to $9.2 million or 27% of revenue in the first quarter of 2000, reflecting increases in expenses related to new product development and deployment.

SG&A expense for the quarter was $7.2 million or 16% of revenue, including a one-time increase of $1.5 million in reserves related to doubtful accounts, compared to $4.9 million or 14% of revenue in the first quarter of 2000. Depreciation increased 25% to $4.5 million in the first quarter of 2001 or 10% of revenue, compared to $3.6 million or 11% of revenue in the first quarter of 2000. These increases reflect additional resources necessary to support the company's growing revenue base.


BALANCE SHEET HIGHLIGHTS

Cash and marketable securities increased slightly to $117.5 million at the end of the quarter. Capital expenditures for the quarter were $7.0 million.

Net accounts receivable grew to $47.4 million, an increase of 10% from the previous quarter. The growth is primarily due to the increase in business. Approximately 52% or $24.5 million of these receivables are non-revenue billings (pass-through billings). Day's sales outstanding for the current quarter calculated as gross accounts receivables less pass-through is 49 days and consistent with historical levels.

RECENT HIGHLIGHTS

     o Illuminet announced that its Board of Directors has authorized the company to repurchase from time to time, as market and other conditions warrant, up to 1,500,000 shares of the company's common stock. The company plans to fund these purchases with currently available cash, and to make the repurchased shares available for re-issuance for other corporate purposes, including various employee incentive programs.

     o Illuminet expanded its number portability service offering relationship with Evolving Systems by licensing Evolving Systems' OrderPath(R) and LNP DataServer(TM) applications. This additional software enables Illuminet to accomplish the critical step of Number Portability Administration Center (NPAC) certification testing on behalf of its wireless customers in preparation for the FCC-mandated November 2002 deadline for number portability deployment.

     o Illuminet better positioned itself to meet rising demand for signaling and intelligent network services by expanding its SS7 network. Through the acquisition of a pair of Signal Transfer Points (STPs) from the New York State Independent Network located in Warwick and Chatham, NY, and deployment of a new STP pair with sites in San Francisco and San Bernardino, CA, the company expanded its network coverage in the New York-to-Boston corridor and the Bay area.

     o National Telemanagement Corporation (NTC), Illuminet's wholly-owned subsidiary, scored several wins with its prepaid wireless services. Cellular One of Amarillo, TX, Valley Telecom Cellular of Willcox, AZ, and Cellular One of Northeast Colorado all signed agreements to utilize NTC's real-time billing system, SmartPay Wireless(R).


CONFERENCE CALL
Illuminet will host a live conference call and Web cast to discuss its first quarter financial results on Wednesday, April 25, 2001 at 5 p.m. Eastern Time (2 p.m. Pacific Time), featuring remarks by Roger Moore, president and CEO, and Dan Weiss, chief financial officer. The Web cast and replay of the call will be available at www.illuminet.com or www.ccbn.com. Listeners should go to either of these sites at least 15 minutes prior to the call to download and install any necessary audio software. A replay of the conference call is also available for one week at 1-800-633-8284 and by providing the 18383633 confirmation code.


ABOUT ILLUMINET
Founded in 1981, Illuminet (Nasdaq: ILUM) is a leading provider of advanced nationwide signaling and intelligent network services to the communications industry. Connection to the Illuminet network gives carriers access to the system of signaling networks of nearly the entire U.S. public-switched telecommunications infrastructure through a single source. Illuminet specializes in SS7 network services and intelligent network solutions for services such as calling name delivery, calling card validation, wireless roaming, number portability, network usage measurement, network management, Operations Support System (OSS) interconnection services, clearinghouse services, toll-free database and other specialized database access functions. The company also provides prepaid wireless services, including real-time account management, through its subsidiary National Telemanagement Corporation, based in Dallas, TX. Illuminet's headquarters are at 4501 Intelco Loop SE, Lacey, WA 98503; (360) 493-6000; www.illuminet.com.

EDITOR'S NOTE: Illuminet is a registered service mark of Illuminet Holdings, Inc. and SmartPay Wireless is a registered service mark of National Telemanagement Corporation (NTC), an Illuminet company. All other trademarks are property of their respective holders.

                                    # # #

CAUTIONARY STATEMENT: Certain statements contained in this release are forward-looking statements. "Forward-looking" statements, as defined in the Private Securities Litigation reform Act of 1995 ("Act"), are based on current expectations, estimates and projections. Such statements are made pursuant to the safe harbor provisions of the Act. Statements that are not historical facts, including statements regarding projected growth rates for revenues and net income along with Illuminet's beliefs and expectations are forward-looking statements. There are certain important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements, including but not limited to our ability to provide reliable services, acceptance of new products and services within the industry, the impact of any network outages, the ability of third party communications infrastructure suppliers to maintain operational integrity of our connections and to continue to provide and expand service to us, our ability to effectively and cost efficiently acquire and integrate complimentary businesses and technologies, continued acceptance of our SS7 network and the telecommunications market's continuing use of SS7 technology, our ability to attract and retain employees with requisite skills to execute our growth plans, intense competition in the market for SS7 services and pricing pressures caused by competition and industry consolidation. For additional discussion of the principal factors that may cause actual results to be different, please refer to the company's 10-K filing on March 9, 2001. Illuminet undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

                              (tables to follow)

                    Illuminet Holdings, Inc. and Subsidiaries
                          Consolidated Income Statement
               (In thousands, except share and per share amounts)


                                     Three months ended
                                         March 31,
                                      2001        2000
                                  -------------------------
                                  (Unaudited) (Unaudited)


Revenues                         $44,486      34,529

Expenses:

   Carrier costs                   7,982      6,512
   Operating                      11,955      9,164
   Selling, general, and
    administrative                 7,159       4,888
   Depreciation and amortization   4,543       3,643
                                  ------------------
Total expenses                    31,639      24,207
                                  ------------------

Operating income                  12,847      10,322

Interest income                    1,874       1,800
Interest expense                    (202)       (371)
                                  -------------------

Income before income taxes        14,519      11,751

Income tax provision               5,521       4,468
                                  ------------------
Net income                        $8,998      $7,283
                                  ==================

Earnings per share-diluted        $ 0.27      $ 0.21
                                  ==================
Weighted-average common
shares-diluted                33,705,149  33,512,649
                              ======================

                    Illuminet Holdings, Inc. and Subsidiaries
                           Consolidated Balance Sheet
               (In thousands, except share and per share amounts)


                                           March 31,  December 31,
                                              2001        2000
                                          --------------------------
                                          (Unaudited)
                  ASSETS

Current assets:
 Cash & cash equivalents                   $ 62,686  $   32,358
 Available-for-sale securities               54,774      84,531
 Accounts receivable, net                    47,404      42,891
 Deferred income taxes                        1,112         939
 Income taxes receivable                       -            752
 Prepaid expenses and other                   4,651       3,148
                                          --------------------------
Total current assets                        170,627     164,619

Property and equipment, net                  67,933      65,279

Other assets                                  1,874       1,463
                                          --------------------------
Total assets                               $ 240,434  $ 231,361
                                          ==========================

   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Trade accounts payable                     12,463      15,071
 Accrued expenses                            6,830       8,354
 Due to customers                           13,343      13,520
 Income taxes payable                        2,842       -
 Current portion of obligations under
   capital leases                            2,716       2,693
 Current portion of long-term debt             485         675
                                          --------------------------
Total current liabilities                   38,679      40,313
                                          --------------------------

Deferred income taxes                        5,899       5,819
Obligations under capital leases, less
  current portion                            1,699       2,402
Long-term debt, less current portion         6,071       6,153

Stockholders' equity:
 Common stock                                  323         321
 Additional paid-in capital                119,192     117,056
 Deferred stock-based compensation          (2,482)     (2,758)
 Retained earnings                          71,053      62,055
                                         --------------------------
Total stockholders' equity                  188,086     176,674
                                          --------------------------
Total liabilities and stockholders' equity $ 240,434     231,361
                                          ==========================